EXHIBIT 10.1
CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A
REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
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THIS CONSULTING AGREEMENT (the “Agreement”) is made and entered into as of June 15, 2007, by and between Orexigen Therapeutics, located at 12481 High Bluff Drive, San Diego, CA 92130 (“Company”) and PharmaDirections, Inc., a North Carolina corporation, located at 5001 Weston Parkway, Suite 103, Cary, NC 27513 (“Consultant”).
WITNESSETH:
     WHEREAS, the Company desires to engage Consultant to provide certain services to the Company of an advisory or consulting nature relating to technical, scientific, regulatory and planning aspects of the chemistry, analytical, pharmaceutical and formulation development in the drug development arena for selected compounds of the Company and such other services as may be mutually agreed upon from time to time by the Company and Consultant (all of the foregoing, collectively, the “Services”); and
     WHEREAS, Consultant desires to provide the Services to the Company on the terms and for the compensation set forth herein.
     NOW, THEREFORE, the parties hereto agree as follows:
     1. Engagement. The Company hereby engages Consultant as a nonexclusive consultant to perform the Services requested by the Company, subject to the terms and conditions of this Agreement. Consultant hereby accepts such engagement for and in consideration of the compensation hereinafter provided and agrees to perform the Services in a competent, professional and efficient manner and in compliance with the terms of this Agreement and any and all applicable laws and regulations. Consultant acknowledges that the Services to be performed for the Company hereunder are essential to the Company and shall be set forth by the Company. The Services shall be defined and mutually agreed to by the Company and Consultant on a Work Order mutually executed by the parties as exemplified in Attachment 1 prior to commencement of Services. Consultant shall not delegate or subcontract Consultant’s Services to any associates or third parties without Company’s prior written consent. Such consent will be acknowledged by Company’s signature on a Work Order that lists all consultants who will be authorized to work on said project. In addition, if any specific individual(s) are listed in a Work Order as being assigned to perform all or any part of the Services, then Consultant shall not replace such individual(s) without Company’s prior written consent, which shall not be unreasonably withheld, except that in the case Consultant’s desire to replace Richard Soltero, such consent may be withheld in Company’s sole discretion. If for any reason Richard Soltero is no longer available to perform the Services intended to be performed by him under the applicable Work Order, Company shall have the right to immediately terminate the applicable Work Order without penalty subject to minimum payments as set forth in section 2.
     2. Term. The term of this Agreement (the “Term”) shall remain in full force and effect from the effective date until the first anniversary hereof, and shall automatically renew for consecutive one (1) year periods, unless terminated in accordance with this Section 2. Company may elect not to renew the Term and/or to terminate this Agreement or any Work Orders without cause at any time during the term of the Agreement on six (6) months written notice to Consultant (the “Wind-Down Period”). Upon written notification, Consultant shall work with Company to ensure an orderly closeout of the applicable Work Order(s) by the end of the Wind-Down Period subject to the fulfillment of any ongoing regulatory requirements. Company agrees to pay Consultant for all actual costs incurred to complete activities requested by Company for the termination and closeout of Work Order and further agrees that its shall pay Consultant a minimum of $[***] per month for the performance of Services for the first three months of the Wind-Down Period and a minimum payment of $[***] per month for the performance of Services for the final three months of the Wind-Down Period. If the fees for Services provided during such three month periods do not exceed the respective minimum amounts, then Company shall pay, in addition to any fees for Services actually performed, the difference between such fees and the applicable minimum payment.
     Notwithstanding the foregoing, either party may terminate this Agreement or any Work Order for material breach upon thirty (30) days prior written notice specifying the nature of the breach, unless such breach is cured in

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such 30-day notice period. In the event of termination for material breach by Consultant, Company shall have no obligation to pay minimum payments under this Section 2 and no Wind-Down Period shall be required. Sections 4, 5 and 6 shall survive expiration of the Term or termination of this Agreement for any reason.
     At least thirty (30) days prior to the beginning of each renewal Term, Company and Consultant shall discuss and thereafter implement any appropriate adjustments to the minimum payments during the Wind-Down Period based on the overall projected level of Services being performed by Consultant on Company’s behalf during such upcoming renewal Term.
     3. Compensation. The Company shall pay Consultant fees on a per-project basis as approved on the Work Order. Consultant will provide Company with a written statement of time expended on each Work Order, undertaken during the previous month. Each monthly invoice will contain fees for work performed in the previous month equal to the number of hours expended by Consultant’s employees times the appropriate hourly rate. The hourly rate and discount schedule is listed in Attachment 2. Consultant will be entitled to, and without prior approval by Company, a 4% annual (January) increase in the hourly rate charged for services provided.
     Consultant shall also be entitled to reimbursement from the Company for all reasonable out-of-pocket expenses incurred by Consultant in connection with the performance of Services requested by the Company, subject to receipt by the Company of adequate supporting documentation and not to exceed $500 in the aggregate without the prior written consent of the Company. All amounts payable by the Company hereunder shall be due thirty (30) days after receipt of a proper invoice therefore. Travel time in transit shall be compensated at 1/2 the rate above unless and to the extent that Consultant performs Services while traveling which Services will be paid at the full rate above. No severance pay, compensation or other benefit shall be paid to Consultant beyond the last day of the Term.
     4. Proprietary Information. Consultant acknowledges that the Company is engaged in a continuous program of research, development, testing, marketing and distribution of therapeutic products and that the Company possesses and will possess information that has been created, discovered, developed or otherwise become known to the Company or in which property rights have been or will be licensed, assigned or otherwise conveyed to the Company, which information has and will have commercial value in the business in which the Company is engaged. All of the aforementioned information is hereinafter referred to as “Proprietary Information.” By way of illustration, but without limitation, “Proprietary Information” includes trade secrets, processes, formulae, compounds and properties thereof, data, files, records, protocols, research results, reports, computer programs and related source codes and object codes, improvements, inventions, techniques, marketing plans, strategies, forecasts, copyrightable material, suppliers, methods and manner of operations, information relating to the identity, needs and location of all past, present and prospective customers, suppliers, strategic partners and other third parties who do business with the Company and information with respect to the internal affairs of the Company and its affiliates. Consultant expressly agrees that Proprietary Information does not exist in written form only, but may also include oral, printed, magnetic, electronic, computer-generated or other communications and information obtained by inspection of tangible objects. Notwithstanding the foregoing, “Proprietary Information” does not include: (i) information known by or in the possession of Consultant on a nonconfidential basis prior to its disclosure to Consultant by the Company; (ii) information received on a nonconfidential basis from a third party that is not under an obligation to the Company to keep such information confidential or otherwise prohibited from disclosing such information to Consultant, or (iii) information which is or becomes known to the public (other than because of a breach of this Agreement).
     5. Consultant’s Covenants. Consultant acknowledges and agrees that (i) the enforcement of this Agreement is necessary to ensure the preservation, protection and continuity of the business, competitive advantage and goodwill of the Company and (ii) the products and services sold and rendered (or to be sold and rendered) by the Company are unique in character and are of particular significance to the Company and the Company is in a competitive business. In consideration of Consultant’s consulting engagement by the Company and the compensation received and to be received by Consultant from the Company from time to time, Consultant hereby agrees as follows:

5001 Weston Parkway, Suite 103, Cary, NC 27513 • Phone 919-657-0660 • Fax 919-573-9318 • www.PharmaDirections.com
     (a) During the Term and for ten (10) years after its expiration or termination for any reason whatsoever, Consultant will keep in confidence and trust all Proprietary Information and will not use or disclose any Proprietary Information without the written consent of the Company, except (i) as may be necessary in the ordinary course of performing the Services or (ii) pursuant to subpoena or order of any court or governmental body or agency with jurisdiction over Consultant; provided that (A) notwithstanding the foregoing, the foregoing obligations shall continue beyond ten (10) years after expiration or termination of the Term with respect to any Proprietary Information for so long as it constitutes a trade secret of the Company and (B) Consultant shall give the Company notice of the use or disclosure permitted by Section 5(a)(ii) sufficiently in advance thereof so as to give the Company a reasonable opportunity to contest such use or disclosure and shall cooperate with the Company in such efforts. All Proprietary Information (and all patents, trademarks (whether or not registered), copyrights and other intellectual property rights in connection therewith) shall be and remain the sole and exclusive property of the Company notwithstanding the fact that such Proprietary Information may have been disclosed to Consultant in connection with its performance of the Services. For purposes of this Section 5(a), “Inventions” (as defined in Section 5(c)) shall also constitute Proprietary Information.
     (b) All documents, records, apparatus, equipment and other physical property, whether or not pertaining to Proprietary Information, furnished to Consultant by the Company shall be and remain the sole and exclusive property of the Company and shall be returned to it immediately as and when requested by the Company.
     (c) All inventions, ideas and deliverables and other work product of Consultant hereunder, whether or not patentable, that Consultant shall make, conceive, learn or first reduce to practice during the Term, whether alone or in conjunction with others, in the performance of Services, during the hours for which he is or is to be compensated by the Company or with the use of the Company’s materials or facilities or any Proprietary Information (collectively, “Inventions”), and all patents, copyrights and other intellectual property rights in connection therewith, shall be the sole and exclusive property of the Company. Such Inventions shall be deemed “works made for hire” within the meaning of 17 U.S.C. §§ 101 and 201(b) and are not subject to any retained or reserved license, permit or other right of Consultant to use such Inventions for any purpose. Consultant hereby: (i) agrees to promptly disclose all Inventions to the Company; (ii) assigns to the Company any rights it may have or acquire in the Inventions and associated patents, copyrights and other intellectual property rights; and (iii) agrees to assist the Company (at the Company’s reasonable expense) in its acquisition and enforcement of such patents, copyrights and other intellectual property rights in any and all countries.
Company acknowledges that Consultant possesses certain inventions, processes, databases, software, know-how, trade secrets, improvements, and other assets, including but not limited to formulations, products, laboratory analyses, analytical methods, procedures and techniques, procedure manuals, personnel data, financial information, computer technical expertise and software, which have been independently developed by Consultant (collectively “Consultant Property”). Company and Consultant agree that any Consultant Property or improvements thereto, which are not Inventions, and which are used, improved, modified or developed by Consultant under or during the term of this Agreement shall be and remain the sole and exclusive property of Consultant. To the extent any Consultant Property is provided to Company as part of any deliverables under an applicable Work Order, Consultant hereby grants Company a royalty-free, worldwide, perpetual, irrevocable license to use, copy, display, perform, distribute such Consultant Property solely in connection with such deliverables. Without limiting the generality of the foregoing, the following items constitute Consultant Property:
Database applications developed by Consultant:
API Inventory Management
Clinical Product Inventory Management
Clinical Trial Material (CTM application)
eBatchTM
iGMPTM
Contract Tracking
Document Management
Drug Product Inventory Management
Electronic Batch Records

5001 Weston Parkway, Suite 103, Cary, NC 27513 • Phone 919-657-0660 • Fax 919-573-9318 • www.PharmaDirections.com
IND Electronic Document
Laboratory Operations Systems Analysis
Laboratory Sample Tracking
PharmaDirections Tracking System
Prototype Tracking
Specifications and Testing Management
Stability Data Management with Trending Analysis
Tools Developed by Consultant:
Audit Checklists
CTM SOPs
Comprehensive Preclinical Development Plans
Due Diligence Checklists
IND Preparation Template
Systems Analysis and Design Process
          (d) Consultant represents and warrants that its performance of all the terms of this Agreement does not and will not breach any agreement to keep in confidence proprietary information of any other party acquired by Consultant in confidence or in trust prior to Consultant’s engagement by the Company. Consultant has not entered into, and agrees not to enter into, any agreement, either written or oral, that conflicts or would conflict with this Agreement or Consultant’s obligations hereunder.
          (e) Consultant shall not publish any information developed or disclosed by either party in connection with Consultant’s Services to the Company without the Company’s prior written consent.
          (f) Consultant hereby represents and warrants to Company that (i) Consultant has the right to enter into this Agreement and to transfer the entire right, title and interest in and to the inventions to the Company as described in Sections 4 and 5 hereof and (ii) it has entered into contracts with its President and other employees, associates, agents, and representatives, if any, binding them to terms of confidentiality, noncompetition, assignment of intellectual property, independent contractor consistent with Sections 4, 5, and 6 of this Agreement and sufficient to permit Consultant to uphold its obligations hereunder.
          (g) Consultant acknowledges and agrees that any breach of this Section 5 would cause irreparable damage to the Company and that in the event of such breach or threatened breach, the Company shall have, in addition to any and all remedies at law, the right to an injunction, specific performance or other equitable relief to prevent the violation of Consultant’s obligations hereunder. If, in any judicial proceedings, a court shall refuse to enforce any of the other separate covenants set forth in this Section 5, then such unenforceable covenant shall be amended so as to be enforceable or, if deemed appropriate by such court, deemed eliminated from these provisions for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced.
          (h) Consultant represents and warrants that it abides and shall abide by all applicable laws.
     6. Indemnity.
          (a) Consultant and its affiliates, successors and permitted assigns (the “Indemnifying Parties”) shall indemnify, hold harmless and defend Company and/or Company’s affiliates (present or future) (the “Indemnified Parties”) against all liabilities, demands, damages, expenses, or losses (altogether, “Damages”) arising directly or indirectly from any claim (each a “Claim”) based on or arising out of (a) any claim, action or allegation that, if true, would constitute a breach of any of Consultant’s obligations (including but not limited to the representations or warranties as set forth in Section 5), (b) any negligent or willful acts or omissions of Consultant, its employees, subcontractors or agents, (c) injury (including death) to any persons or damage to any property arising out of any services furnished by Consultant under this Agreement, (d) Consultant’s contracts with third parties, (e) any claim, action or allegation that the Services infringe or misappropriate the intellectual property rights or other proprietary rights of third parties, or (f) any violation by Consultant of any applicable law, statute or

5001 Weston Parkway, Suite 103, Cary, NC 27513 • Phone 919-657-0660 • Fax 919-573-9318 • www.PharmaDirections.com
ordinance or any applicable governmental administrative order, rule or regulation in effect as of the date of the action or inaction giving rise to such Claim and related to any products (including the Work Product) or services provided by Consultant hereunder or to the performance by Consultant of its obligations hereunder. Such Damages shall be paid directly by Indemnifying Parties, subject to the procedures set forth below (the “Indemnity Procedures”).
          (b) Procedure. Indemnified Party shall promptly notify Indemnifying Party upon its receipt of any such Claim for which indemnity may be sought hereunder, and within twenty (20) days of such notice, Indemnifying Party shall retain counsel reasonably satisfactory to the Indemnified Party and shall pay, as incurred, the Damages associated with such Claim. Subject to this Section 6(b), Indemnified Party shall afford Indemnifying Party the opportunity to control all aspects of the defense (with the selection of outside counsel reasonably satisfactory to Indemnified Party), provided that Indemnifying Party shall not effect any settlement of any pending or threatened Claim without the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld). Indemnifying Party shall not be responsible for any expenses incurred by such Indemnified Party in defense of any Claim after Indemnifying Party has assumed control of the defense of such Claim with counsel reasonably satisfactory to Indemnified Party, provided, however, and not withstanding anything to the contrary herein, Indemnified Party shall have the right to control the defense of any Claim and retain its own counsel at the expense of Indemnifying Party if the representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between such Indemnified Party and any other party represented by such counsel. The failure of Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that the defense of such Claim was materially impaired by the Indemnified Party’s failure to give notice.
     7. Independent Contractor.
          (a) Acknowledgments by Consultant. Consultant acknowledges and agrees that: (i) Consultant will be treated with respect to the Company as an independent contractor and not as an employee, agent or authorized representative of the Company; (ii) Consultant, in its capacity as such, shall have no authority to bind the Company to any contract, agreement or obligation whatsoever; and (iii) the Company will not provide Consultant with any company, individual or group insurance policy or any other kind of insurance coverage or employee benefit whatsoever.
          (b) Tax Matters. Because Consultant is an independent contractor, the Company will not withhold from any compensation paid to Consultant any amounts for federal or state income taxes, or social security (FICA) for Consultant, nor will the Company pay any social security or unemployment tax with respect to Consultant. Such taxes are the responsibility of Consultant. Consultant agrees to indemnify and hold the Company (including its employees, officers, directors, agents, subsidiaries or affiliates) harmless from and against any damage, claim, assessment, interest charge or penalty incurred by or charged to the Company as a result of any claim, cause of action or assessment by any federal or state government or agency for any nonpayment or late payment by Consultant of any tax or contribution based upon compensation paid hereunder.
     8. Notices. All notices or other communications which are required to be given, served or sent by one party to the other party pursuant to this Agreement shall be in writing and shall be hand delivered, sent by nationally-recognized overnight courier with charges prepaid or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:	If to Consultant:
Orexigen Therapeutics, Inc.	PharmaDirections, Inc.
Attn: Anthony McKinney	Attn: Dr. Richard Soltero
12481 High Bluff Drive	5001 Weston Parkway, Suite 103
San Diego, CA 92130	Cary, NC 27513
USA	USA

5001 Weston Parkway, Suite 103, Cary, NC 27513 • Phone 919-657-0660 • Fax 919-573-9318 • www.PharmaDirections.com
Each party may designate by notice in writing a new address to which any such notice or other communication may thereafter be delivered, given or sent. Notices or other communications (i) delivered by hand shall be deemed to have been received upon delivery, (ii) sent by overnight courier shall be deemed to have been received on the next business day following deposit therewith and (iii) sent by mail shall be deemed to have been received three (3) days following deposit in the mail (or, if earlier in each such case, upon actual receipt).
     9. Assignment. Neither this Agreement or any interest herein or any rights hereunder shall be sold or assigned by Consultant, nor shall any of the Services and duties of Consultant hereunder be delegated to any person, associate, firm or corporation, without the prior written consent of the Company.
     10. Audit. Company and/or its representative may during the Term and for a period of two (2) years thereafter, upon its reasonable request, audit any and all work or expense records of Consultant relating to Services or Work Product provided hereunder, during Consultant’s normal business hours. Consultant agrees to maintain adequate books and records relating to the foregoing during the Term and for a period of two (2) years thereafter, and to promptly make such books and records available to Company in connection with such audit.
     11. Miscellaneous.
          (a) The provisions of this Agreement may not be waived, altered, amended or repealed, in whole or in part, except with the written consent of the Company and Consultant.
          (b) This Agreement shall be governed by and construed in accordance with the laws of the State of California (USA), without regard to the principles of conflicts of laws thereof.
          (c) This Agreement may be executed in two counterparts (which may, but need not be, be transmitted by facsimile signatures), each of which shall be deemed an original and both of which together shall constitute one and the same instrument.
          (d) In case any one or more of the provisions contained in this Agreement or the other agreements executed in connection with the transactions contemplated hereby for any reason shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or such other agreements, but this Agreement or such other agreements, as the case may be, shall be construed and reformed to the maximum extent permitted by law.
          (e) This Agreement represents the entire agreement of the parties with respect to the subject matter hereof and supersedes in its entirety any and all prior written or oral agreements or understandings with respect thereto.
          (f) This Agreement shall inure to the benefit of Consultant, its successors and permitted assigns. Consultant acknowledges that the services to be rendered by it thereunder are unique and personal in nature. Accordingly, Consultant may not assign any of its rights or delegate any of its duties or obligations under this Agreement. The Company shall have the right to assign this Agreement to any successor of all or any substantial part of its business or assets, and any such successor shall be bound by all the provisions hereof.

5001 Weston Parkway, Suite 103, Cary, NC 27513 • Phone 919-657-0660 • Fax 919-573-9318 • www.PharmaDirections.com
          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

Orexigen Therapeutics		PharmaDirections, Inc.

By:	/s/ Anthony McKinney	/s/ Richard Soltero

	Anthony McKinney	Dr. Richard Soltero
	COO	President

5001 Weston Parkway, Suite 103, Cary, NC 27513 • Phone 919-657-0660 • Fax 919-573-9318 • www.PharmaDirections.com
Attachment 1 – Example Work Order
Work Order for

Submitted to:	Orexigen Therapeutics, Inc.	Date:
Anthony McKinney
12481 High Bluff Drive, Suite 160
San Diego, CA 92130
Scope
PharmaDirections will provide
Project Team
Name (Senior Associate)
Name (Project Manager)
Other Associates of PharmaDirections as appropriate, and with prior approval of client.
Deliverables
Resources and Fees
$[***]/hour for scientific support and $[***]/hour for project management. If the start of this Work Order or if a Change Order impacts the current budgeted fees, a new Forecast will be issued to capture the adjustments. Only actual hours will be invoiced. PharmaDirections will invoice Orexigen monthly, including any relevant travel or direct project related expense.
Agreed and Accepted

PharmaDirections, Inc.	6/14/07	Orexigen Therapeutics, Inc.
Richard Soltero, Ph.D.	Date	Anthony McKinney	Date
President		Chief Operating Officer
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5001 Weston Parkway, Suite 103, Cary, NC 27513 • Phone 919-657-0660 • Fax 919-573-9318 • www.PharmaDirections.com
Attachment 2 –Forecast, Hourly Rate and Discount Schedule
Forecast
PharmaDirections (“Consultant”) will provide a 6 month forecast of budgeted fees for July – December 2007 to Orexigen (“Company”) and a 12 month forecast annually as presented in Table 1 based on the activities and milestones projected within each Work Order. This forecast will be used as the basis for the percentage discount Company will receive.
          Table 1: Budgeted Fees

Month	Budgeted Fees ($)
January 2008
February 2008
March 2008
April 2008
May 2008
June 2008
July 2008
August 2008
September 2008
October 2008
November 2008
December 2008
Fees
The following table outlines that standard hourly rates charged by Consultant in 2007 for services provided under approved Work Orders:
          Table 2: Hourly Rate

Category	Standard Rate ($)
Senior Associate	[***]
Project Management Associate	[***]
Administrative	[***]

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5001 Weston Parkway, Suite 103, Cary, NC 27513 • Phone 919-657-0660 • Fax 919-573-9318 • www.PharmaDirections.com
Discount Schedule
To further develop the partnership between Company and Consultant, Consultant agrees to provide Company with the best pricing it provides to its clients. All Services performed by Consultant under this Agreement, or any Work Order, will be discounted according to this Discount Schedule. Discounts will be applied at the end of each quarter to the final monthly invoice for such quarter. At the conclusion of each quarter, Consultant will calculate the total amount invoiced for such quarter, excluding any pass-through travel and expense costs, determine the percentage of forecasted fees met on a quarterly basis, and apply a credit on such third monthly invoice for such quarter, reflecting the discounted amount as outlined below. Should the credit exceed the amount due Consultant in such third month of a quarter, any excess credit will be carried forward to the following months invoice until it is depleted.
By way of example, if for a particular quarter Consultant forecasted fees under Work Orders of $[***], $[***] and $[***] for the three months of the quarter, and fees for Services of $[***], $[***] and $[***] were actually accrued in such months, the invoice for Services for the first and second months would be $[***] and $[***] respectively. The invoice for Services for the third month would be $[***] less a credit of $[***] (representing [***]% off of the amounts invoiced for the quarter), for a total of $[***] for such third month. In this case, the [***]% discount would correspond to the [***]-[***]% category below, as ($[***] + $[***] + $[***])/($[***] + $[***] + $[***]) = ($[***]/$[***]) = [***]%.
          Table 3: Discount Schedule

% of Budgeted Fees	Percentage Discount (%)
< 70%	[***]
70 – 75%	[***]
75 – 80%	[***]
80 – 100%	[***]

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